UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 28, 2006

                               RADIAL ENERGY, INC.
                     --------------------------------------
             (Exact name of registrant as specified in its charter)

            Nevada                 333-113726           72-1580091
----------------------------     ---------------    -------------------
(State or other jurisdiction      (Commission         (IRS Employer
      of incorporation)           File Number)      Identification No.)

                         1313 East Maple St.
                         Bellingham WA                      98225
        --------------------------------------------- -----------------
            (Address of principal executive offices)      (Zip Code)

     Registrant's telephone number, including area code: 360-685-4200

                             BV PHARMACEUTICAL, INC.
                             -----------------------
                        (Former name or former address,
                          if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

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ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT


On June 28, 2006, Radial Energy Inc. (the "Company") entered into an agreement to acquire a working interest in three separate exploratory oil and gas prospects located in Cherokee County, Texas. The Company has agreed to purchase the prospects for the sum of $700,000 with the vendor retaining a 4% Overriding Royalty. The payment covers the Company's share of the estimated capital expenditures to drill the first test wells on each of the three prospects. The agreement for all three prospects includes a 30% working interest before payout of initial investment, and a 22.5 % working interest after payout, with payout determined on a per project basis. The rig for the first prospect is scheduled to spud in 4 weeks, and then move directly on to the remaining two prospects.

The HIGHWAY 79 PROSPECT is located in northwestern Cherokee County, one mile west of Jacksonville, Texas. The prospect leases cover approximately 340 net acres, which are located between Neches Field, which has produced over 100 million barrels and over 85 billion cubic feet (bcf) of gas, and Jacksonville North Field, which has produced over 4 million barrels (bbls) of oil. The Highway 79 Prospect targets structural traps in the 1st, 2nd and 3rd Woodbine Sands. If successful, the estimated potential for the 1st Woodbine Sand calculate to be approximately 2,200,000 barrels of oil and 690 million cubic feet of gas and, for the 2nd and 3rd Woodbine Sands calculate to be approximately 3,120,000 barrels of oil and 990 million cubic feet of gas.

The JUNCTION PROSPECT is located in northwestern Cherokee County, approximately five miles southwest of Jacksonville, Texas. This oil and natural gas prospect's leasehold covers approximately 500 acres, and like the Highway 79 Prospect, is located between Neches and Jacksonville North fields. The prospect targets a Woodbine sand reservoir that was found in the nearby Humphrey #1 L.C. Earle that well log interpretation indicates drilled through 12 feet of hydrocarbon-bearing sand. With a successful discovery, the estimated potential for the Woodbine sand calculate to be approximately 80,000 bbls oil and 9.18 bcf of gas.

The NORTHWEST JACKSONVILLE PROSPECT leasehold covers approximately 350 acres located in northern Cherokee County. The prospect is situated southwest of
Jacksonville North Field and northeast of West Jacksonville Field, which produced 766,000 bbls of oil and 390,000 mcf of gas. The prospect is interpreted to be a high side fault closure on a northeast-southwest trending, down-to-the-northwest fault. The discovery of reserves in a similar structural feature, 2,000 feet to the southeast, resulted in the Northwest Jacksonville Field, which produced 978,000 mcf of gas and 2,000 bbls of condensate from the 1st Woodbine sand. If successful, the estimated potential from all three prospective Woodbine sands is calculated to be approximately 8,700 bbls of condensate and 4,100,000 mcf of gas.

The estimates for each of the foregoing prospects are internal volumetric calculations based on internally-generated geological analysis, reservoir studies and interpretation. This information is provided in order to reflect the potential recoverable, undiscovered resources attributable to the full 100% working interest. This summary further contains information pertaining to analogous field production figures and references that are, for the most part, historical in nature. This information, where provided, is for comparative purposes only and there is no assurance we will achieve these production figures and the Company has no rights or interests in these analogs.

There are no material relationships between the registrant or its affiliates and any of the parties, other than in respect of the agreement.



ITEM 9.01 EXHIBITS


99.1         Press Release

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Radial Energy, Inc.


By: /s/ G. LEIGH LYONS
    -----------------
    G. Leigh Lyons
    President

Dated:  June 29, 2006